UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 19, 2004 (October 14, 2004)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

     On October 14, 2004, Cumulus Media entered into a Second Amended and Restated Employment Agreement, referred to as the Agreement, with its Chairman of the Board, President and Chief Executive Officer, Lewis W. Dickey, Jr. Mr. Dickey has served as the Company’s Chief Executive Officer since June 2000, and currently holds approximately 30% of the voting power of the Company’s common stock.

     In accordance with the Agreement, Mr. Dickey will receive a base salary of $750,000 in the first year of the Agreement, $800,000 in the second year and $850,000 in the third year, subject in each year to merit increases, as the compensation committee of the Company’s board of directors deems appropriate. The Agreement further provides that Mr. Dickey may receive a bonus of up to 75% of his base salary in the event that annual bonus targets, as determined by the compensation committee, are met during the relevant year. The Agreement has an initial three-year term ending July 1, 2007, with automatic one-year extensions, subject to mutual rights not to extend.

     The Agreement also provides that Mr. Dickey shall be granted (i) 125,000 shares of time-vested restricted Class A Common Stock in each of fiscal years 2005, 2006 and 2007; and (ii) 125,000 shares of performance restricted Class A Common Stock in each of fiscal years 2005, 2006 and 2007. The time-vested restricted shares vest at the rate of 50% on the second anniversary of the grant date, 25% on the third anniversary, and the remaining 25% on the fourth anniversary, all contingent upon Mr. Dickey’s continued employment with the Company. Vesting of 50% of the performance restricted shares is dependent upon achievement of board-approved criteria for the fiscal year of the date of grant and vesting of the remaining 50% of the performance restricted shares is dependent upon achievement of board-approved criteria for the following fiscal year, in each case contingent upon Mr. Dickey’s continued employment with the Company. Any performance restricted shares that do not vest according to this schedule will vest on the eighth anniversary of the date of grant, provided that Mr. Dickey has remained in the continuous employment of the Company through that date. In the event that there is a change in control of the Company, as defined in the Agreement, then any issued but unvested portion of the restricted stock grants held by Mr. Dickey shall become immediately and fully vested. Mr. Dickey may not transfer, sell, pledge, exchange or assign or otherwise encumber or dispose of restricted shares, except to the Company, until they vest. In addition to the specified grants of restricted stock, Mr. Dickey remains eligible for the grant of stock options or other equity incentives as determined by the compensation committee.

     Mr. Dickey’s agreement further provides that in the event the Company terminates his employment without “cause”, or if he terminates his employment for “good reason” (as these terms are defined in the Agreement), or in the event of a change in control of the Company, then the Company will pay to Mr. Dickey a lump-sum amount equal to the sum of (A) his earned but unpaid base salary through the date of termination, (B) any earned but unpaid target bonus amount for any completed fiscal year, (C) any unreimbursed business expenses or other amounts due from the Company as of the date of termination, and (D) any earned portion of the bonus amount for the year in which termination of employment occurs. The Company shall also pay to

Mr. Dickey the greater of (i) the amount equal to the aggregate base salary payments (at the rate in effect at the time of termination) that remain payable to Mr. Dickey from the date of termination until the expiration of the agreement term, or (ii) the amount equal to the sum of (1) the annual base salary in effect at the time of termination and (2) the amount of the annual bonus paid to Mr. Dickey for the fiscal year ended immediately prior to the year of termination.

     In the event Mr. Dickey voluntarily terminates his employment for good reason, he shall forfeit all unvested time-vested restricted shares and performance restricted shares. In the event the Company terminates Mr. Dickey’s employment without cause, 50% of any unvested time-vested restricted shares and performance restricted shares shall become immediately and fully vested, and the remaining 50% of any time-vested restricted shares and performance restricted shares shall be forfeited. However, if the Company terminates Mr. Dickey’s employment without cause within six months of a change-in-control, then 100% of any issued but unvested restricted shares shall become immediately and fully vested.

     In the event Mr. Dickey is terminated with cause, or if he terminates his employment without good reason, then the Company is only obligated to pay Mr. Dickey for compensation, bonus payments or unreimbursed expenses that were accrued but unpaid through the date of termination or resignation. Further, Mr. Dickey shall forfeit all unvested restricted shares.

     The Agreement cancels and supersedes the Company’s prior employment agreement with Mr. Dickey, except with respect to provisions relating to the grant of equity incentives previously granted and with respect to provisions relating to the reduction of Mr. Dickey’s February 2000 loan, each as previously disclosed. Those provisions, which were set forth in the prior employment agreement entered into by the Company and Mr. Dickey in July 2001 remain in effect according to their original terms and conditions with no changes.

     A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

     (c) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated October 14, 2004, between Cumulus Media and Lewis W. Dickey, Jr.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
Title: Vice President and General Counsel

Date: October 19, 2004

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated October 14, 2004, between Cumulus Media and Lewis W. Dickey, Jr.